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                                                       REGISTRATION NO. 33-18791

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                        POST-EFFECTIVE AMENDMENT NO. 2 TO

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               JASON INCORPORATED
             (Exact name of registrant as specified in its charter)

        WISCONSIN                                      39-1756840
   (State or other jurisdiction of           (IRS Employer Identification No.)
   incorporation or organization)


411 EAST WISCONSIN AVENUE, SUITE 2120
MILWAUKEE, WISCONSIN                                 53202
(Address of principal executive offices)             (zip code)


            JASON INCORPORATED EMPLOYEE SAVINGS & PROFIT SHARING PLAN
                            (Full title of the plan)

                                VINCENT L. MARTIN
                               JASON INCORPORATED
                      411 EAST WISCONSIN AVENUE, SUITE 2120
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 277-9300
          (Name and address, including zip code, of agent for service)
         (Telephone number, including area code, of agent for service)

                                    COPY TO:
                            Benjamin G. Lombard, Esq.
                         Reinhart, Boerner, Van Deuren,
                            Norris & Rieselbach, s.c.
                       1000 North Water Street, Suite 2100
                           Milwaukee, Wisconsin 53202
                                 (414) 298-1000


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                                EXPLANATORY NOTE


Jason Incorporated (the "Company") previously registered $2,500,000 of plan interests under the Jason Incorporated Employee Savings & Profit Sharing Plan (the "401(k) Plan"), together with an indeterminable amount of shares of its common stock, $0.10 par value per share ("Common Stock"), on Form S-8 (File No. 33-18791) (the "Registration Statement") which was filed with the Securities Exchange Commission on December 1, 1987.

On August 4, 2000, the Company consummated a going-private transaction (the "Merger") in which a newly formed entity merged with and into the Company. In the Merger, which was approved by the Company's stockholders on June 27, 2000, the Company's public shareholders received $11.25 per share in cash for the approximately 17.77 million shares owned by them, representing approximately 85% of the shares outstanding. The remaining outstanding shares were exchanged for shares in the new company by Saw Mill Capital LLC, a New York based private equity firm, and its affiliates and by or on behalf of members of the Company's senior management.

As a result of the Merger, the Company delisted its Common Stock from the NASDAQ National Market and has filed to deregister its Common Stock under the Securities Exchange Act of 1934.

The purpose of this Post-Effective Amendment No. 2 to the Registration Statement is to terminate the Registration Statement and to deregister all of the shares of Common Stock and interests originally registered thereby which remain outstanding as of such termination.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, Wisconsin, on the day of October 24, 2000.

                                            JASON INCORPORATED

                                            By: /s/ Mark Train
                                                -----------------------------
                                            Mark Train
                                            President
                                            (Chief Executive Officer)


Pursuant to the requirements of the Securities Act, the Jason Incorporated Administrative Committee of the 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, Wisconsin, on the day of October 24, 2000.

                                            JASON INCORPORATED EMPLOYEE
                                            SAVINGS & PROFIT SHARING PLAN

                                            By: JASON INCORPORATED as plan
                                            administrator

                                            By: THE JASON INCORPORATED
                                            ADMINISTRATIVE COMMITTEE, acting on
                                            behalf of the plan administrator

                                            By: /s/ Vincent L. Martin
                                                -----------------------------
                                            Vincent L. Martin
                                            A member of the Jason Incorporated
                                            Administrative Committee


Pursuant to the requirements of the Securities Exchange Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


Signature                  Capacity                                   Date
---------                  --------                                   ----

/s/ Vincent L. Martin
---------------------
Vincent L. Martin          Chairman of the Board                October 24, 2000
                           and Director


/s/ Mark Train
---------------------
Mark Train                 President, Chief Executive           October 24, 2000
                           Officer and Director


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/s/ John J. Hengel
---------------------
John J. Hengel             Vice President Finance               October 24, 2000
                           (Principal Financial and
                           Accounting Officer)






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